UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000	77007
Houston, TX	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, C. Berdon Lawrence notified the Board of Directors of Kirby Corporation of his retirement as a director of Kirby, effective December 31, 2012.

On December 19, 2012, the Board of Directors of Kirby elected William M. Waterman a director to fill the vacancy created by the retirement of Mr. Lawrence, also effective December 31, 2012.  Mr. Waterman was the President of Penn Maritime Inc. (“Penn”) until the acquisition of Penn and an affiliated company by Kirby on December 14, 2012.  Mr. Waterman will receive the standard compensation for directors under Kirby’s Nonemployee Director Compensation Program, including an automatic grant, on the effective date of his election as a director, of an option to purchase 10,000 shares of Kirby common stock.  The option will vest on the effective date of his election as a director and will have a term of ten years and an exercise price equal to the fair market value of Kirby common stock on the date of grant.

In the previously reported December 14, 2012 acquisition of Penn by Kirby, Mr. Waterman, members of his family and a trust for the benefit of members of his family received aggregate consideration consisting of $145,855,000 in cash and 500,000 shares of Kirby common stock for all of the equity interests in Penn and an affiliated company.

From January 1, 2011 through December 17, 2012, Penn paid one of Kirby’s diesel engine services subsidiaries a total of $1,699,000 for diesel engine parts and service provided in the ordinary course of business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

By: /s/ David W. Grzebinski
David W. Grzebinski
Executive Vice President and Chief Financial Officer

Dated:  December 21, 2012